EXHIBIT 21.1

Think Partnership Inc. f/k/a CGI Holding Corporation, a Nevada corporation, is the parent company of:

WebSourced, Inc., a North Carolina corporation;

Cherish, Inc., a North Carolina corporation;

MarketSmart Advertising, Inc., a North Carolina corporation;

Rightstuff, Inc. d/b/a Bright Idea Studio, a North Carolina corporation;

CheckUp Marketing, Inc., a North Carolina corporation;

Ozona Online Network, Inc., a Florida corporation;

KowaBunga! Marketing, Inc., a Michigan corporation

PrimaryAds, Inc., a New Jersey corporation

Real Estate School Online, Inc., a Florida corporation

Ozona Online Network, Inc., a Florida corporation

Vintacom Florida, Inc., a Florida corporation

Morex Marketing Group, LLC, a New York limited liability company

Litmus Media, Inc., a Missouri corporation

Web Diversity Ltd., a United Kingdom company

iLead Media, LLC, a Delaware limited liability company

MarketSmart Interactive, Inc. is the parent company of Smart Interactive Ltd., a United Kingdom corporation

Cherish, Inc. is the parent company of Personal Plus, Inc., a Florida corporation.

Vintacom Florida, Inc. is the parent company of Vintacom Media Group, ULC, an Alberta limited liability company

Vintacom Media Group, ULC is the parent company of the following Alberta corporations:

Vintacom Internet Services, Inc.

Vintacom Software Services, Inc.

Relationship Exchange Holdings Ltd.

Relationship Exchange Limited

Intipro Dating, Inc.